Exhibit 3

VOTING AGREEMENT

     This VOTING AGREEMENT (the “Agreement”) is entered into as of March 28, 2005, by and between Vialta, Inc, a Delaware corporation (the “Company”), and Victory Acquisition Corp., a Delaware corporation (the “Stockholder”).

RECITALS

     A. Concurrently with the execution of this Agreement, the Company and Stockholder are entering into an Agreement and Plan of Reorganization (as may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Stockholder with and into the Company (the “Merger”).

     B. Concurrently with the execution of this Agreement, the Company and Stockholder are entering in to a Pledge Agreement (as may be amended or supplemented from time to time, the “Pledge Agreement”).

     C. As of the date hereof, Stockholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”)), and has the sole right to vote and dispose of, the number of shares (the “Shares”) of common stock, par value $.001 per share, of the Company (the “Company Common Stock”), set forth opposite Stockholder’s name on Schedule I attached hereto, (such Shares, together with any other shares of capital stock of the Company acquired by Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants, convertible securities or similar instruments), being collectively referred to herein as the “Subject Shares”).

     D. As a condition to its willingness to enter into the Merger Agreement, the Company has required that Stockholder agree, and Stockholder is willing to agree, to the matters set forth herein. Capitalized terms used and not defined herein have the meanings set forth in the Merger Agreement.

     E. In consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. Voting of Shares.

     1.1 Voting Agreement. For so long as this Agreement is in effect, Stockholder hereby agrees at any duly called annual, special or other meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, with respect to Subject Shares it beneficially owns as of the applicable record date, (a) to appear at the meeting, if a meeting is held, and any adjournment or postponement thereof, in person or by proxy, or to otherwise cause such Subject Shares over which Stockholder has sole voting power (and use reasonably commercial efforts to cause such Subject Shares over which Stockholder has joint voting power) to be counted as present thereat for purposes of establishing a quorum; (b) to vote or consent such Subject Shares over which Stockholder has sole voting power (and cause to be voted or consented such Subject Shares over which Stockholder has joint voting power), in person or by proxy, in favor of the Merger and the adoption of the Merger Agreement and the approval of the other transactions contemplated thereby, and any actions required in furtherance thereof (including, without limitation, any proposal to adjourn any such meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of such meeting to approve the Merger Agreement); and (c) to vote or consent such Subject Shares over which Stockholder has sole voting power (and cause to be voted or consented such Subject Shares over which Stockholder has joint voting power), in person or by proxy, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Merger Agreement. Any vote by Stockholder that is not in accordance with this Section 1.1 shall be considered null and void. Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote or give instructions in a manner inconsistent with this Section 1.1.

     1.2 Fiduciary Responsibilities. Each shareholder of Stockholder who is or becomes during the term hereof a director or officer of the Company does not make (and shall not be deemed to have made) any agreement or understanding herein, or by virtue of contributing his or her Shares to Stockholder, in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each shareholder of Stockholder has contributed his or her Shares to Stockholder solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of such person’s or enitty’s Shares and nothing herein shall limit or affect any actions taken by such shareholder (or a designee of such shareholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company Board of Director’s rights in connection with the Merger Agreement or otherwise.

     2. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company as follows:

     2.1 Corporate Existence; Authorization. Stockholder is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into, deliver and perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Stockholder, the performance by Stockholder of its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     2.2 No Conflict. Neither the execution and delivery of this Agreement by Stockholder, the consummation of the transactions contemplated hereby, nor the performance by Stockholder of its obligations hereunder will, (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws) with, or notification to, any governmental entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding applicable to Stockholder or Stockholder’s Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of Stockholder’s Subject Shares, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to Stockholder or Stockholder’s Shares, except for such exceptions to the foregoing as will not have an adverse effect on the valid performance by Stockholder of its obligations hereunder.

     2.3 Ownership of Shares. Stockholder is the record and beneficial owner of the number of Shares set forth opposite Stockholder’s name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares), other than interests granted pursuant to the Pledge Agreement. There are no outstanding options or other rights to acquire from Stockholder, or obligations of Stockholder to sell or to dispose of, any shares of Company Common Stock. Stockholder holds exclusive power to vote the Shares set forth opposite Stockholder’s name on Schedule I attached hereto, subject to the limitations set forth in Section 1 of this Agreement. As of the date of this Agreement, the Shares set forth opposite Stockholder’s name on Schedule I attached hereto represent all of the shares of capital stock of the Company beneficially owned by Stockholder and by each shareholder of Stockholder.

     2.4 Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder before or by any governmental entity that could impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     3. Representations and Warranties of the Company. The Company represents and warrants to Stockholder as follows:

     3.1 Corporate Authorization. The Company is duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into, deliver and perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar Laws affecting the rights of creditors generally and general principles of equity.

     3.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by the Company of the transactions contemplated hereby, nor the compliance by the Company with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws) with, or notification to, any governmental entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding applicable to the Company, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to the Company, except for such exceptions to the foregoing as are not reasonably likely to have an adverse effect on the valid performance by the Company of its obligations hereunder.

     4. Transfer and Other Restrictions. For so long as the Merger Agreement has not been terminated in accordance with its terms:

     4.1 Certain Prohibited Transfers. Stockholder agrees not to (a) directly or indirectly, sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, Stockholder’s Subject Shares or any interest contained therein other than pursuant to the Pledge Agreement (any of the foregoing, a “Transfer”), other than to an affiliate of Stockholder, provided in the case of a Transfer to an affiliate, such affiliate shall have: (i) executed a counterpart of this Agreement; and (i) agreed to hold such Subject Shares (or interest in such Subject Shares) subject to all of the terms and provisions of this Agreement; (b) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to Stockholder’s Subject Shares, other than this Agreement; (c) enter into, or deposit Stockholder’s Subject Shares into, a voting trust; nor (d) commit or agree to take any of the foregoing actions.

     4.2 Efforts. Stockholder agrees not to take any action which would make any representation or warranty of Stockholder herein untrue or incorrect in any material respect or take any action that would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

     4.3 Additional Shares. Without limiting the provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting Stockholder’s Subject Shares or (ii) Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by Stockholder immediately following the effectiveness of the events described in clause (i) or Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares of Stockholder hereunder. Stockholder hereby agrees, while this Agreement is in effect, to notify the Company of the number of any new shares of Company Common Stock acquired by Stockholder, if any, after the date hereof.

     4.4 Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder’s administrators, successors or receivers.

     5. Stop Transfer Order. In furtherance of this Agreement, Stockholder shall and does hereby authorize and request that the Company instruct its transfer agent to enter a stop transfer order, consistent with the terms of this Agreement and subject to such transfers as may be permitted by the express terms hereof, with respect to all of the Subject Shares beneficially owned by Stockholder.

     6. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal located in the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such state or federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal located in the State of Delaware.

     7. Termination. This Agreement shall automatically terminate, and neither the Company nor Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect, upon the earliest to occur of (a) the written agreement of the parties hereto to terminate this Agreement, (b) the Effective Time of the Merger and (c) the date of termination of the Merger Agreement in accordance with its terms.

     8. Survival. The representations and warranties of the parties contained in this Agreement shall terminate upon the termination of this Agreement.

     9. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of three business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to the Company, to:

Vialta, Inc.
48461 Fremont Blvd.
Fremont, CA 94583
Attn: Special Committee of the Board of Directors
Tel: (510) 870-3088
Fax: (510) 870-3060

     with a copy to:

Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, CA 90064
Attn: Barry Dastin, Esq.
Tel: (310) 788-1000
Fax: (310) 788-1200

     and a copy to:

Potter Anderson & Corroon LLP
Hercules Plaza, 6th Floor
1313 N. Market Street
Wilmington DE 19801
Attn: John Grossbauer, Esq.
Tel: (302) 984-6000
Fax: (302) 658-1192

     If to Stockholder, to:

Victory Acquisition Corp.
19770 Stevens Creek Blvd.
Cupertino, CA 95014
Attn: Fred S.L. Chan
Tel: (408) 863-7332
Fax: (408) 343-1018

     with a copy to:

Fenwick & West LLP
275 Battery Street, Suite 1500
San Francisco, CA 94111
Attn: Robert Dellenbach, Esq.
Tel: (415) 875-2323
Fax: (415) 875-2350

     10. Consideration. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by the Company.

     11. Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

     12. Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including Stockholder’s successors and permitted assigns.

     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

     14. Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     15. Amendment. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby; provided that, no amendment or waiver by the Company shall be effective unless first approved in writing by the Special Committee of the Board of Directors of the Company. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Target Stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Target Stockholders without obtaining such further approval.

     16. No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     17. Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party solely by reason that such party is the claimed drafter thereof. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement that will be considered as a whole. The term “includes” or “including” are not limiting. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Merger Agreement.

     18. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     IN WITNESS WHEREOF, this Voting Agreement has been duly executed and delivered by a duly authorized officer of the Stockholder and a duly authorized officer of the Company on the day and year first written above.

VIALTA, INC.

/s/ Didier Pietri

Name: Didier Pietri
Its: Chief Executive Officer

VICTORY ACQUISITION CORP.

/s/ Fred Shiu Leung Chan

Name: Fred Shiu Leung Chan
Its: President

SCHEDULE I TO

VOTING AGREEMENT

Name of Stockholder	Number of Shares	Number of Options
Victory Acquisition Corp.	32,039,840	0[1]

1	Fred S. L. Chan holds options to acquire 1,000,000 shares of Company Common Stock. If Mr. Chan elects to exercise such options, he is obligated to contribute any shares acquired upon such exercise to the Stockholder pursuant to that certain Stock Contribution Agreement of even date herewith.

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